LEASE


         THIS LEASE is made as of February 7, 1996 (the "Effective Date"), by and between FFCA ACQUISITION CORPORATION, a Delaware corporation ("Lessor"), whose address is 17207 North Perimeter Drive, Scottsdale, Arizona 85255, and AMERIKING VIRGINIA CORPORATION I, a Delaware corporation ("Lessee"), whose address is 2215 Enterprise Drive, Suite 1502, Westchester, Illinois 60154.

                              W I T N E S E T H :

         THAT, in consideration of the mutual covenants and agreements herein contained, Lessor and Lessee hereby covenant and agree as follows:

         1. CERTAIN DEFINED TERMS. The following terms shall have the following meanings for all purposes of this Lease:

         "Annual Percentage Rental" means 8.5% of Lessee's Gross Sales for the applicable Lease Year in excess of $.

         "Assessed Fair Market Value" has the meaning set forth in Section 23.

         "Bank of Boston Mortgage" means that certain Leasehold Credit Line Deed of Trust, Assignment of Rents, Leases and Leasehold Interests and Security Agreement dated as of the date of this Lease executed by Lessee for the benefit of The First National Bank of Boston, as agent, encumbering Lessee's interest in this Lease.

         "Base Annual Rental" means $.

         "Base Monthly Rental" means an amount equal to 1/12 of the applicable Base Annual Rental.

         "Code" means the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended.

         "Franchisor" means Burger King Corporation, a Florida corporation, or its successor. "Gross Sales Fair Market Value" means Lessee's Gross Sales for the 12 consecutive months preceding the delivery of the Option Notice or the Put Notice, as applicable, multiplied by 8.5%, with the product thereof divided by 10%.











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         "Guarantor" means National Restaurant Enterprises, Inc., a Delaware corporation, whose address is 2215 Enterprise Drive, Suite 1502, Westchester, Illinois 60154.

         "Guaranty" means that certain unconditional guaranty of payment and performance dated as of the date of this Lease executed by Guarantor.

         "Lease Term" shall have the meaning described in Section 3.

         "Lease Year" means the 12-month period commencing on the first day of the fiscal year of Lessee or any other 12-month period as may be approved in writing by Lessor after the commencement of the Lease Term and each successive 12-month period thereafter.

         "Lessee's Gross Sales" means all sums charged by Lessee and/or Guarantor, in its capacity as franchisee with respect to the Premises, for goods, merchandise or services sold at, from or away from the Premises, including premiums and telephone orders; provided, however, Lessee's Gross Sales shall not include (i) any federal, state, county or city sales or excise tax, or other similar taxes collected by Lessee and/or Guarantor, in its capacity as franchisee with respect to the Premises, from customers based upon sales, (ii) cash received as payment in credit transactions where the extension of credit itself has already been included in Lessee's Gross Sales and (iii) any amounts received for not-for-profit sales of nonfood items approved for use in connection with promotional campaigns, if any, by Franchisor.

         "Material Adverse Effect" means a material adverse effect on (i) the condition (financial or otherwise), business, prospects, results of operations or assets of Lessee and/or Guarantor, (ii) the Premises and/or (iii) the ability of Lessee to operate the Premises consistent with the terms and conditions of this Lease.

         "Minimum Purchase Price" means $.

         "Other Leases" means those certain leases dated as of the date of this Lease executed by Lessee or Other Lessee pursuant to the Sale-Leaseback Agreement, other than the Lease.

         "Other Lessee" means AmeriKing Tennessee Corporation I, a Delaware corporation.

         "Premises" means the parcel or parcels of real estate located in , County, Virginia, legally described in Exhibit A attached hereto, all rights, privileges and appurtenances associated therewith and all buildings, fixtures and other improvements now or hereafter located thereon (whether or not affixed to such real estate).


         "Put Fair Market Value" has the meaning set forth in Section 24.E.






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




         "Quarterly Percentage Rental" means that portion of the Annual Percentage Rental payable for each quarter or portion thereof after which Lessee's Gross Sales for the applicable Lease Year exceeds $.

         "Sale-Leaseback Agreement" means that certain Sale-Leaseback Agreement dated as of the date of this Lease between Lessor and Lessee with respect to the Premises.

         "State" means the State of Virginia.

         2. DEMISE OF PREMISES. In consideration of the rentals and other sums to be paid by Lessee and of the other terms, covenants and conditions on Lessee's part to be kept and performed, Lessor hereby leases to Lessee, and Lessee hereby takes and hires, the Premises.

         3. LEASE TERM. The Lease Term shall commence as of the Effective Date and shall expire on February 29, 2016, unless terminated sooner as provided in this Lease and as may be extended for two periods of five years each as set forth in Section 28 below. The time period during which this Lease shall actually be in effect is referred to herein as the "Lease Term."

         4. RENTAL AND OTHER PAYMENTS. A. If the Effective Date is a date other than the first day of the month, Lessee shall pay Lessor on the Effective Date the Base Monthly Rental prorated on the basis of the ratio that the number of days from the Effective Date through the last day in the month containing the Effective Date bears to the number of days in such month. Thereafter, on or before the first day of each succeeding calendar month, Lessee shall pay Lessor in advance the Base Monthly Rental.

         B. Commencing on the fifteenth day of the first month following the end of the first quarter during which Annual Percentage Rental is due and payable, and on or before the fifteenth day of each quarter for which Quarterly Percentage Rental is due thereafter, Lessee shall pay Lessor the Quarterly Percentage Rental, and contemporaneous with such payment Lessee shall furnish to Lessor a written statement satisfactory to Lessor, which Lessee shall warrant and certify to be true, complete and correct, setting forth Lessee's Gross Sales for such quarter.

         C. Within 30 days after the end of each Lease Year, Lessee shall furnish to Lessor a written statement setting forth for that previous Lease Year the Base Monthly Rental and the Quarterly Percentage Rental actually paid, Lessee's Gross Sales and the Annual Percentage Rental payable. To the extent that Lessee has not paid Quarterly Percentage Rental in an amount equal to the Annual Percentage Rental due for that Lease Year, it shall pay Lessor the deficiency at the time the written statement is filed.

         For any partial year between the commencement of the Lease Term and the beginning of the next Lease Year and the beginning of the last Lease Year and the end of the Lease Term, calculation of the Base Annual Rental and the Annual Percentage Rental shall be prorated on the basis of the ratio of the number of days in such partial year to 365.





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




         D. All sums of money required to be paid by Lessee under this Lease which are not specifically referred to as rent ("Additional Rental") shall be considered rent although not specifically designated as such. Subject to the limitations set forth in Section 24.A.(viii), as applicable, Lessor shall have the same remedies for nonpayment of Additional Rental as those provided herein for the nonpayment of Base Annual Rental.

         5. REPRESENTATIONS AND WARRANTIES OF LESSOR. Lessor represents and warrants to Lessee as follows:

               A. Organization, Authority and Status of Lessor. (i) Lessor has been duly organized and is validly existing and in good standing under the laws of the State of Delaware. All necessary corporate action has been taken to authorize the execution, delivery and performance by Lessor of this Lease and the other documents, instruments and agreements provided for herein. Lessor is not a "foreign corporation" as such term is defined in the Internal Revenue Code and the regulations promulgated thereunder. Lessor's United States tax identification number is 86-0765661.

               (ii) The person who has executed this Lease on behalf of Lessor is duly authorized so to do.

               B. Enforceability. This Lease constitutes the legal, valid and binding obligation of Lessor, enforceable against Lessor in accordance with its terms.

         6. REPRESENTATIONS AND WARRANTIES OF LESSEE; COVENANTS.

           A. Representations and Warranties. The representations and warranties of Lessee contained in this Section are being made to induce Lessor to enter into this Lease, and Lessor has relied, and will continue to rely, upon such representations and warranties. Lessee represents and warrants to Lessor as follows:

                (i) Organization, Authority and Status of Lessee. (1) Lessee has been duly organized or formed, is validly existing and in good standing under the laws of its state of incorporation or formation and is qualified as a foreign corporation, partnership or limited liability company to do business in the State and in any jurisdiction where the failure to qualify could reasonably be expected to have a Material Adverse Effect. All necessary corporate, partnership or limited liability company action has been taken to authorize the execution, delivery and performance by Lessee of this Lease and of the other documents, instruments and agreements provided for herein. Lessee is not a "foreign corporation," "foreign partnership," "foreign trust" or "foreign estate," as those terms are defined in the Internal Revenue Code and the regulations promulgated thereunder. Lessee's United States tax identification number is correctly set forth on the signature page of this Lease.

                  (2) The persons who have executed this Lease on behalf of Lessee are duly authorized to do so.

                  (ii) Enforceability. This Lease constitutes the legal, valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms.

                  (iii) Litigation. There are no suits, actions, proceedings or investigations pending, or, to the best of its knowledge, threatened, against or involving Lessee before any court, arbitrator or administrative or governmental body which could reasonably be expected to have a Material Adverse Effect.

                  (iv) Absence of Breaches or Defaults. Lessee is not, and the execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result, in any breach of or default under any other document, instrument or agreement to which Lessee is a party or by which Lessee, the Premises or any of Lessee's property is subject or bound, except as could not reasonably be expected to have a Material Adverse Effect.

                  (v) Franchisor Provisions. Either Lessee or Guarantor has entered into a franchise, license and/or area development agreement with Franchisor for conduct of the business at the Premises. Such franchise, license and/or area development agreement is valid, binding and in full force and effect, permits Lessee or Guarantor to operate a Franchisor's restaurant on the Premises and has a term which will not expire prior to the scheduled expiration date set forth in Schedule I to the Sale-Leaseback Agreement.

                  (vi) Licenses and Permits. Lessee has obtained all required licenses and permits, both governmental and private, to use and operate the Premises in the intended manner, except those the failure of which to obtain would not have a Material Adverse Effect.

                  (vii) Financial Condition; Information Provided to Lessor. The financial statements, all financial data and all other documents and information heretofore delivered to Lessor by or with respect to Lessee, Guarantor and/or the Premises in connection with this Lease and/or relating to Lessee, Guarantor and/or the Premises are true, correct and complete in all material respects, and there have been no amendments to such financial statements, financial data and other documents and information since the date such financial statements, financial data, documents and other information were prepared or delivered to Lessor, and no material adverse change has occurred to any such financial statements, financial data, documents and other information not disclosed in writing to Lessor.

                  (viii) Condition of Premises. As of the Effective Date, the Premises, including the equipment located thereon, are of good workmanship and materials, fully equipped and operational, in good condition and repair, free from structural defects, clean, orderly and sanitary, normal wear and tear excepted.

                  (ix) True Lease. Lessee intends for this Lease to be a "true lease" and not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease. The term of this Lease, including any term extensions provided for in this Lease, is less than the remaining economic life of the Premises. The option to purchase provided for in this Lease may be exercised only by Lessee paying the greater of the fair market value of the Premises (as determined pursuant to Section 23) and the Minimum Purchase Price, which payment amount will not be nominal.

         B. Covenants. Until all of the obligations of Lessee to Lessor under this Lease are satisfied in full, Lessee covenants to Lessor as follows:

                  (i) Lessee shall remain in good standing under the laws of the state of its incorporation or formation and qualified as a foreign corporation, partnership or limited liability company to do business in the State and in any jurisdiction where the failure to qualify could reasonably be expected to have a Material Adverse Effect;

                  (ii) Lessee shall obtain and maintain all licenses and permits, both governmental and private, to use and operate the Premises in the intended manner, except those the failure of which to obtain and maintain would not have a Material Adverse Effect; and

                  (iii) Lessee stipulates and agrees not to challenge the validity, enforceability or characterization of the lease of the Premises as a true lease and further stipulates and agrees that nothing contained in this Lease creates or is intended to create a joint venture, partnership, equitable mortgage, trust, financing device or arrangement, security interest or the like. Lessee shall support the intent of the parties that the lease of the Premises pursuant to this Lease is a true lease and does not create a joint venture, partnership, equitable mortgage, trust, financing device or arrangement, security interest or the like, if, and to the extent that, any challenge occurs; provided, however, Lessee shall not be required to bring any legal action to fulfill its obligations under this sentence. Lessee waives any claim or defense based upon the characterization of this Lease as anything other than a true lease.

         7. GUARANTY. On or before the execution of this Lease, Lessee shall cause Guarantor to execute and deliver to Lessor the Guaranty.

         8. RENTALS TO BE NET TO LESSOR. The Base Annual Rental and the Annual Percentage Rental payable hereunder shall be net to Lessor, so that this Lease shall yield to Lessor the rentals specified during the Lease Term, and that all costs, expenses and obligations of every kind and nature whatsoever relating to the Premises shall be performed and paid by Lessee.

         9. TAXES AND ASSESSMENTS. Lessee shall pay, prior to the earlier of delinquency or the accrual of interest on the unpaid balance, all taxes and assessments of every type or nature assessed against or imposed upon the Premises during the Lease Term which affect in any manner the net return realized by Lessor under this Lease (collectively, the "Taxes"), including, without limitation, the following:

                  A. All taxes and assessments upon the Premises or any part thereof and upon any personal property, trade fixtures and improvements located on the Premises, whether belonging to Lessor or Lessee, or any tax or charge levied in lieu of such taxes and assessments;

                  B. All taxes, charges, license fees and/or similar fees imposed by reason of the use of the Premises by Lessee; and

                  C. All excise, transaction, privilege, license, sales, use and other taxes upon the rental or other payments hereunder, the leasehold estate of either party or the activities of either party pursuant to this Lease.

         All taxing authorities shall be instructed to send all tax and assessment invoices to Lessor. After recording the information on such invoices, Lessor shall forward such invoices to Lessee for payment within 20 days. Within 30 days after each tax and assessment payment is required by this Section to be paid, Lessee shall provide Lessor with evidence satisfactory to Lessor that such payment was made in a timely fashion. Lessee may in good faith seek a refund, rebate or abatement of any tax levied in connection with the Premises but only if Lessor has approved of the arrangements for paying such tax prior to it becoming a lien on the Premises, which approval shall not be unreasonably withheld or delayed.

         10. UTILITIES. Lessee shall contract, in its own name, for and pay when due all charges for the connection and use of water, gas, electricity, telephone, garbage collection, sewer use and other utility services supplied to the Premises during the Lease Term. Under no circumstances shall Lessor be responsible for any interruption of any utility service except to the extent of Lessor's gross negligence or willful misconduct.

         11. INSURANCE. Throughout the Lease Term Lessee shall maintain at its sole expense the following types and amounts of insurance (which may be included under a blanket insurance policy if all the other terms hereof are satisfied), in addition to such other insurance as Lessor may reasonably require from time to time:

                  A. "All risks" property insurance against loss, damage or destruction by fire and other casualty, including theft, vandalism and malicious mischief, flood (if the Premises are in a location designated by the Federal Secretary of Housing and Urban Development as a flood hazard area), earthquake (if the Premises are in an area subject to destructive earthquakes within recorded history), boiler explosion (if there is any boiler upon the Premises), sprinkler damage (if the Premises have a sprinkler system), all matters covered by a standard extended coverage endorsement and such other risks as Lessor may reasonably require, insuring the improvements at the Premises for not less than 100% of their full insurable replacement cost.

                  B. Comprehensive general liability and property damage insurance, including a products liability clause, covering Lessor and Lessee against bodily injury liability, property damage liability and automobile bodily injury and property damage liability, including without limitation any liability arising out of the ownership, maintenance, repair, condition or operation of the Premises and, if applicable, insurance covering Lessor and Lessee against liability arising from the sale of liquor, beer or wine on the Premises. Such insurance policy or policies shall contain a broad form contractual liability endorsement under which the insurer agrees to insure Lessee's obligations under Section 18 hereof to the extent insurable, and a "severability of interest" clause or endorsement which precludes the insurer from denying the claim of either Lessee or Lessor because of the negligence or other acts of the other shall be in amounts of not less than $1,000,000.00 per injury and occurrence with respect to any insured liability, whether for personal injury or property damage, or such higher limits as Lessor may reasonably require from time to time, and shall be in form and substance satisfactory to Lessor.

                  C. State Worker's Compensation insurance in the statutorily mandated limits, employer's liability insurance with limits not less than $500,000 or such greater amount as Lessor may from time to time require and such other insurance as may be necessary to comply with applicable laws.

                  D. Business interruption insurance equal to 100% of the Base Annual Rental and Annual Percentage Rental for a period of not less than 12 months.

                  All insurance policies shall:

                        (i) Provide for a waiver of subrogation by the
                  insurer as to claims against Lessor, its employees and agents;

                        (ii) Provide that such insurance cannot be cancelled,
                  invalidated or suspended on account of the conduct of Lessee, its officers, directors, employees or agents;

                        (iii) Provide that any "no other insurance" clause in
                  the insurance policy shall exclude any policies of insurance maintained by Lessor and that the insurance policy shall not be brought into contribution with insurance maintained by Lessor;

                        (iv) Contain a standard without contribution mortgage
                  clause endorsement in favor of any lender designated by Lessor;






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




                           (v) Provide that the policy of insurance shall not
                  be terminated, cancelled or substantially modified without at least 30 days' prior written notice to Lessor and to any lender covered by any standard mortgage clause endorsement;

                           (vi) Provide that the insurer shall not have the
                  option to restore the Premises if Lessor elects to terminate this Lease in accordance with the terms hereof; and

                           (vii) Be issued by insurance companies licensed to
                  do business in the state in which the Premises is located and which are rated A-:XV or better by Best's Insurance Guide or are otherwise approved by Lessor.

         It is expressly understood and agreed that the foregoing minimum limits of insurance coverage shall not limit the liability of Lessee for its acts or omissions as provided in this Lease. All insurance policies (with the exception of worker's compensation insurance to the extent not available under statutory law) shall designate Lessor and any mortgagee of Lessor as additional insureds as their interests may appear and shall be payable as set forth in Section 20 hereof. All such policies shall be written as primary policies, with deductibles not to exceed 10% of the amount of coverage. Any other policies, including any policy now or hereafter carried by Lessor, shall serve as excess coverage. Following the expiration of policies that are in effect as of the Effective Date, Lessee shall procure policies for all insurance for periods of not less than one year and shall provide to Lessor and any lender designated by Lessor certificates of insurance or, upon Lessor's request, duplicate originals of insurance policies evidencing that insurance satisfying the requirements of this Lease is in effect at all times.

         12. TAX AND INSURANCE IMPOUND. Upon the occurrence of an Event of Default, Lessor may require Lessee to pay to Lessor sums which will provide an impound account (which shall not be deemed a trust fund) for paying up to the next one year of taxes, assessments and/or insurance premiums. Upon such requirement, Lessor will estimate the amounts needed for such purposes and will notify Lessee to pay the same to Lessor in equal monthly installments, as nearly as practicable, in addition to all other sums due under this Lease. Should additional funds be required at any time, Lessee shall pay the same to Lessor on demand. Lessee shall advise Lessor of all taxes and insurance bills which are due and shall cooperate fully with Lessor in assuring that the same are paid. Lessor may deposit all impounded funds in accounts insured by any Federal or State agency and may commingle such funds with other funds and accounts of Lessor. Interest or other gains from such funds, if any, shall be the sole property of Lessor. In the event of any default by Lessee, Lessor may apply all impounded funds against any sums due from Lessee to Lessor. Lessor shall give to Lessee an annual accounting showing all credits and debits to and from such impounded funds received from Lessee.

         13. PAYMENT OF RENTAL AND OTHER SUMS. All rental and other sums which Lessee is required to pay hereunder shall be the unconditional obligation of Lessee and shall be payable in full when due without any setoff, abatement, deferment, deduction or counterclaim whatsoever. Upon

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execution of this Lease, Lessee shall establish arrangements whereby payments of the Base Monthly Rental and impound payments, if any, are transferred by wire or other means directly from Lessee's bank account to such account as Lessor may designate. Any delinquent payment (that is, any payment not made within five calendar days after the date when due) shall, in addition to any other remedy of Lessor, incur a late charge of 10% (which late charge is intended to compensate Lessor for the cost of handling and processing such delinquent payment and should not be considered interest) and bear interest at the rate of 18% per annum (the "Default Rate"), which interest rate shall accrue from the date such payment was due, but in no event shall Lessee be obligated to pay a sum of late charge and interest higher than the maximum legal rate then in effect.

         14. USE. Lessee shall use the Premises solely for the operation of a restaurant in accordance with a franchise, license and/or area development agreement with Franchisor and for no other purpose. Lessee shall occupy the Premises promptly following the Effective Date and, except as set forth below, Lessee shall at all times during the Lease Term diligently operate its business on the Premises. Lessee may cease diligent operation of business for a period not to exceed 90 days and may do so only once within any five-year period during the Lease Term. If Lessee does discontinue operation pursuant to this Section, Lessee shall (i) give written notice to Lessor 60 days prior to the day Lessee intends to cease operation, (ii) provide adequate protection and maintenance of the Premises during any period of vacancy and (iii) pay all costs necessary to restore the Premises to their condition on the day operation of the business ceased at such time as the Premises are reopened for Lessee's business operations or other substituted use approved by Lessor as contemplated below. Notwithstanding anything herein to the contrary, Lessee shall pay monthly as the Base Annual Rental and the Annual Percentage Rental during any period in which Lessee discontinues operation an amount equal to the mean average of the sum of the Base Annual Rental and the Annual Percentage Rental for the same months in the two Lease Years immediately preceding such period.

         Lessee shall not, by itself or through any assignment, sublease or other type of transfer, convert the Premises to an alternative use during the Lease Term without Lessor's consent, which consent shall not be unreasonably withheld or delayed. Lessor may consider any or all of the following in determining whether to grant its consent, without being deemed to be unreasonable: (i) whether the rental paid to Lessor would be equal to or greater than the anticipated rental assuming continued existing use, (ii) whether the proposed rental to be paid to Lessor is reasonable considering the converted use of the Premises and the customary rental prevailing in the community for such use, (iii) whether the converted use will be consistent with the highest and best use of the Premises, and (iv) whether the converted use will increase Lessor's risks or decrease the value of the Premises.

         15. COMPLIANCE WITH LAWS, RESTRICTIONS, COVENANTS AND ENCUMBRANCES.
A. Lessee's use and occupation of the Premises, and the condition thereof, shall, at Lessee's sole cost and expense, comply fully with (i) all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of any governmental agencies, departments, commissions, bureaus, boards or instrumentalities of the United States, the state in which the Premises are located and all political subdivisions thereof, including, without limitation, all health, building, fire, safety and other codes, ordinances and requirements and all applicable standards of the National Board of Fire

Underwriters; provided, however, Lessee shall have the right to contest the application of the foregoing in good faith provided the business being conducted will not be in imminent danger of cessation and the Premises will not be in imminent danger of being sold, forfeited or lost by reason of such contest; and (ii) all restrictions, covenants and encumbrances of record with respect to the Premises.

         B. Lessee will not permit any act or condition to exist on or about the Premises which will increase any insurance rate thereon, except when such acts are required in the normal course of its business, and Lessee shall pay for such increase.

         C. Without limiting the generality of the other provisions of this Section, Lessee agrees that it shall be responsible for complying in all respects with the Americans with Disabilities Act of 1990, as such act may be amended from time to time, and all regulations promulgated thereunder (collectively, the "ADA"), as it affects the Premises, including, but not limited to, making required "readily achievable" changes to remove any architectural or communications barriers, and providing auxiliary aides and services within the Premises. Lessee further agrees that any and all alterations made to the Premises during the Lease Term will comply with the requirements of the ADA. All plans for alterations which must be submitted to Lessor under the provisions of Section 17 must include a statement from a licensed Architect or Engineer certifying that they have reviewed the plans, and that the plans comply with all applicable provisions of the ADA. Any subsequent approval or consent to the plans by the Lessor shall not be deemed to be a representation of Lessor's part that the plans comply with the ADA, which obligation shall remain with Lessee. Lessee agrees that it will defend, indemnify and hold harmless Lessor and Lessor's shareholders, directors, officers, agents, attorneys and employees from and against any and all claims, demands, causes of action, suits, proceedings, liabilities, damages (including consequential and punitive damages), losses, costs and expenses, including attorneys' fees, caused by, incurred or resulting from Lessee's failure to comply with its obligations under this Section.

         D. Without limiting the generality of the other provisions of this Section, Lessee shall (i) comply with all Environmental Laws (as defined below) applicable to the operation or use of the Premises, (ii) cause all other persons occupying or using the Premises to comply with all such Environmental Laws (provided Lessee shall only be required to use commercially reasonable efforts with respect to persons who are not employed by or affiliated with Lessee), (iii) obtain and renew all governmental permits, licenses and authorizations required under any Environmental Law, and (iv) provide Lessor with prompt written notice of any actual, threatened or claimed release of a Hazardous Material (as such term is defined below) on the Premises and of any claim, notice, investigation or action relating to the Premises and any Environmental Law. Lessee covenants and agrees not to use, generate, release, manage, treat, manufacture, store or dispose of, on, under or about, or transport to or from (any of the foregoing hereinafter a "Use") the Premises any Hazardous Materials, other than De Minimis Amounts (as such term is defined below). In the event Lessee breaches any of the foregoing covenants, in addition to any and all other rights and remedies of Lessor, Lessor at its option may either (i) require Lessee to immediately upon demand analyze, remove, abate and/or otherwise remedy all such Hazardous Materials using licensed contractors approved by Lessor or (ii) perform, without further notice to Lessee, or cause to be performed such analysis, removal, abatement and/or remedial work for and at the sole expense of Lessee. For purposes of this Section, (1) the term "Hazardous Materials" shall include but not be limited to asbestos, urea formaldehyde, polychlorinated biphenyls, oil, petroleum products, pesticides, radioactive materials, hazardous wastes, toxic substances and any other related or dangerous, toxic or hazardous chemical, material or substance regulated by or defined as hazardous or as a pollutant or contaminant in, or the Use of or exposure to which is prohibited, limited, governed or regulated by, any Environmental Law; (2) the term "De Minimis Amounts" shall mean, with respect to any given level of Hazardous Materials, that level or quantity of Hazardous Materials in any form or combination of forms which (i) does not constitute a violation of any Environmental Law and (ii) is customarily employed in, or associated with, similar businesses located in the county in which the Premises is located; and (3) the term "Environmental Laws" shall mean any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials.

         E. In addition to the other requirements of this Section, Lessee shall, at all times throughout the Lease Term, comply, and cause Guarantor to comply, with all federal, state or local statutes, laws, rules, regulations, ordinances, codes, policies or rules of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment, applicable to Lessee and Guarantor, except as could not reasonably be expected to have a Material Adverse Effect.

         16. CONDITION OF PREMISES; MAINTENANCE. Lessee has inspected, or had the opportunity to inspect, the Premises and hereby accepts the Premises "AS IS" and "WHERE IS" with no representation or warranty of Lessor as to the condition thereof. The Premises shall be kept in good, clean, sanitary and working condition, and Lessee shall at all times at its own expense maintain, repair and replace, as necessary, the Premises, consistent with the franchise, license and/or area development agreement with Franchisor, ordinary wear and tear excepted.

         17. WASTE; ALTERATIONS AND IMPROVEMENTS. Lessee shall not commit actual or constructive waste upon the Premises. Lessee shall not alter the exterior, structural, plumbing or electrical elements of the Premises in any manner without the consent of Lessor, which consent shall not be unreasonably withheld or conditioned; provided, however, Lessee may undertake nonstructural alterations to the Premises costing less than $35,000 without Lessor's consent. If Lessor consents to the making of any such alterations for which its consent is required, the same shall be made by Lessee at Lessee's sole expense by a licensed contractor and according to plans and specifications approved by Lessor and subject to such other conditions as Lessor shall reasonably require. Any work at any time commenced by Lessee on the Premises shall be prosecuted diligently to completion, shall be of good workmanship and materials and shall comply fully with all the terms of this Lease. Upon completion of any alterations, Lessee shall promptly provide Lessor, at Lessor's request, with evidence of full payment to all laborers and materialmen contributing to the alterations and any other documents or information reasonably requested by Lessor. In addition, upon completion of any alterations for which Lessor's consent is required, Lessee shall provide Lessor with an architect's certificate certifying the alterations to have been completed in conformity with the plans and specifications, and a certificate of occupancy or other applicable notice from municipalities as required. Lessee shall execute and file or record, as appropriate, a "Notice of Non-Responsibility," or any equivalent notice permitted under applicable law in the state where the Premises is located. Any addition to or alteration of the Premises shall be deemed a part of the Premises and belong to Lessor, and Lessee shall execute and deliver to Lessor such instruments as Lessor may require to evidence the ownership by Lessor of such addition or alteration.

         18. INDEMNIFICATION. Except for the gross negligence or willful misconduct of Lessor, Lessee shall indemnify, protect, defend and hold harmless Lessor and Lessor's shareholders, directors, officers, agents, lenders, attorneys and employees from and against any and all claims, demands, causes of action, suits, proceedings, liabilities, damages (including consequential and punitive damages), losses, costs and expenses, including Lessor's attorneys' fees, caused by, incurred in or resulting from its operations of or relating in any manner to the Premises, whether relating to their original design or construction, latent defects, alteration, maintenance, use by Lessee or any person thereon, supervision or otherwise, or from any breach of, default under or failure to perform any term or provision of this Lease by Lessee, its officers, employees, agents or other persons. It is expressly understood and agreed that Lessee's obligations under this Section shall survive the expiration or earlier termination of this Lease for any reason.

         19. QUIET ENJOYMENT. So long as no Event of Default has occurred, Lessee shall have, subject and subordinate to Lessor's rights herein, the right to the peaceful and quiet occupancy of the Premises.

         20. CONDEMNATION OR DESTRUCTION. A. In case of a taking of all or any part of the Premises or the commencement of any proceedings or negotiations which might result in a taking for any public or quasi-public purpose by any lawful power or authority by exercise of the right of condemnation or eminent domain or by agreement between Lessor, Lessee and those authorized to exercise such right ("Taking"), Lessee will promptly give written notice thereof to Lessor, generally describing the nature and extent of such Taking and including copies of any documents or notices received in connection therewith.

         B. In case of a Taking of the whole of the Premises, other than for temporary use ("Total Taking"), this Lease shall terminate as of the date of such Total Taking and all rentals, sums of money and other charges provided to be paid by Lessee shall be apportioned and paid to the date of such Total Taking; provided, however, in the event of a Total Taking, if the net award or payment, after deducting all costs, fees and expenses incident to the collection thereof (the "Net Amount"), for such Total Taking is less than the Minimum Purchase Price, Lessee shall pay to Lessor within 10 days of Lessor's receipt of the Net Amount an amount equal to the difference between the Minimum Purchase Price and the Net Amount, if any. Total Taking shall include a taking of substantially all the Premises if, in the sole determination of Lessor, the remainder of the Premises is not useable and cannot be made useable for the purposes provided herein. Lessor shall be entitled to receive the entire award or payment in connection with any taking of the Premises without deduction for any estate vested in Lessee by this Lease. Lessee hereby expressly assigns to Lessor all of its right, title and interest in and to every such award or payment and agrees that Lessee shall not be entitled to any award or payment for the value of Lessee's leasehold interest in the Lease. Lessee shall be entitled to claim and receive any award or payment from the condemning authority expressly granted for the taking of Lessee's personal property, the interruption of its business and moving expenses, but only if such claim or award does not adversely affect or interfere with the prosecution of Lessor's claim for the Taking. Lessee shall promptly send Lessor copies of all correspondence and pleadings relating to any such claim.

         C. In case of a temporary use of all or any part of the Premises by a Taking ("Temporary Taking"), this Lease shall remain in full force and effect without any reduction of Base Annual Rental, Additional Rental or any other sum payable hereunder. Except as provided below, Lessee shall be entitled to the entire award for a Temporary Taking, whether paid by damages, rent or otherwise, unless the period of occupation and use by the condemning authorities shall extend beyond the date of expiration of this Lease, in which case the award made for such Taking shall be apportioned between Lessor and Lessee as of the date of such expiration. At the termination of any such Temporary Taking, Lessee will, at its own cost and expense and pursuant to the terms of Section 17 above, promptly commence and complete the restoration of the Premises; provided, however, Lessee shall not be required to restore the Premises if the term of this Lease shall expire prior to, or within one year after, the date of termination of the Temporary Taking, and in such event Lessor shall be entitled to recover all damages and awards arising out of the failure of the condemning authority to repair and restore the Premises at the expiration of such Temporary Taking.

         D. In the event of a Taking of less than all of the Premises for other than a temporary use ("Partial Taking") or of damage or destruction to all or any part of the Premises, all awards, compensation or damages shall be paid to Lessor, and Lessor shall have the option to (i) terminate this Lease by notifying Lessee within 60 days after Lessee gives Lessor notice of such damage or destruction or that title has vested in the taking authority or (ii) continue this Lease in effect, which election may be evidenced by either a notice from Lessor to Lessee or Lessor's failure to notify Lessee that Lessor has elected to terminate this Lease within such 60-day period. Lessee shall have a period of 60 days after Lessor's notice that it has elected to terminate this Lease during which to elect to continue this Lease on the terms herein provided. If Lessee does not elect to continue this Lease or shall fail during such 60-day period to notify Lessor of Lessee's intent to continue this Lease, then this Lease shall terminate as of the last day of the month during which such period expired. Lessee shall then immediately vacate and surrender the Premises, all obligations of either party hereunder shall cease as of the date of termination (provided, however, Lessee's obligations to Lessor under Section 18 and Lessee's obligations to pay Base Annual Rental, Additional Rental and all other sums (whether payable to Lessor or a third-party) accruing under this Lease prior to the date of termination shall survive such termination) and Lessor may retain all such awards, compensation or damages. If Lessor elects not to terminate this Lease, or if Lessor elects to terminate this Lease but Lessee elects to continue this Lease, then this Lease shall continue in full force and effect on the following terms: (i) all Base Annual Rental, Additional Rental and other sums and obligations due under this Lease shall continue unabated, and (ii) Lessee shall promptly commence and diligently prosecute restoration of the Premises to the same condition, as nearly as practicable, as prior to such partial condemnation, damage or destruction as approved by Lessor. Lessor shall promptly make available in installments as restoration progresses an amount up to but not exceeding the amount of any award, compensation or damages received by Lessor, upon request of Lessee accompanied by evidence reasonably satisfactory to Lessor that such amount has been paid or is due and payable and is properly a part of such costs and that Lessee has complied with the terms of Section 17 above in connection with the restoration. Lessor shall be entitled to keep any portion of such award, compensation or damages which may be in excess of the cost of restoration, and Lessee shall bear all additional costs, fees and expenses of such restoration in excess of the amount of any such award, compensation or damages.

         E. Notwithstanding the foregoing, if at the time of any Taking or at any time thereafter Lessee shall be in default under this Lease and such default shall be continuing, Lessor is hereby authorized and empowered but shall not be obligated, in the name and on behalf of Lessee and otherwise, to file and prosecute Lessee's claim, if any, for an award on account of any Taking and to collect such award and apply the same, after deducting all costs, fees and expenses incident to the collection thereof, to the curing of such default and any other then existing default under this Lease.

         21. INSPECTION. A. Lessor and its authorized representatives shall have the right, upon giving reasonable prior notice, to enter the Premises or any part thereof and inspect the same and make photographic or other evidence concerning Lessee's compliance with the terms of this Lease; provided, however, Lessee shall have the right to have its representatives present at any time during such inspections (unless reasonably impractical because of an emergency with respect to the Premises). Except for the gross negligence or willful misconduct of Lessee, Lessor hereby waives any tort claim against Lessee occasioned by Lessor's inspection of the Premises. Lessee hereby waives any claim for damages for any injury or inconvenience to or interference with Lessee's business, any loss of occupancy or quiet enjoyment of the Premises and any other loss occasioned by such entry.

         B. Lessee shall keep and maintain at the Premises full, complete and appropriate books of account and records of Lessee's Gross Sales and business relating to the Premises in accordance with generally accepted accounting principles consistently applied. The books and records of Lessee's Gross Sales shall at all times be open for inspection by Lessor, its auditors or other authorized representatives and shall show Lessee's Gross Sales, claimed exclusions therefrom, inventories and receipts of merchandise at the Premises and daily receipts from all sales and other transactions on or from the Premises. All Lessee's Gross Sales shall be recorded at the time of sale and in the presence of the customer and shall be recorded in a cash register or registers with a cumulative total. Lessee further agrees to keep on the Premises or at its principal office for at least three (3) years following the end of each Lease Year all records with respect to the gross income, sales and occupancy tax returns with respect to such Lease Year and all pertinent original sales records. Pertinent original sales records shall include (i) daily dated cash register tapes including tapes from temporary registers; (ii) serially numbered sales slips; (iii) the original records of all telephone orders at and to the

Premises; and (iv) such other sales records, if any, which would normally be examined by an independent accountant pursuant to accepted auditing standards in performing an audit of Lessee's Gross Sales. At its option, Lessor may at any time, upon five days' prior notice to Lessee, cause a complete audit (including a physical inventory) to be made by an auditor selected by Lessor of the entire records and operations of Lessee relating to the Premises for the period covered by any statement issued or required to be issued by Lessee. Lessee shall make available for Lessor's auditor at Lessee's address for notices, within five days following Lessor's notice requiring such audit, all of the books, source documents, accounts, pertinent sales records and income, sales and occupancy tax reports of Lessee which such auditor deems necessary or desirable for the purpose of making an audit or, at Lessor's request, Lessee shall mail copies of all records and documents to Lessor or Lessor's auditor. If an audit or examination by Lessor of Lessee's records of Lessee's Gross Sales and Annual Percentage Rental computation discloses that Annual Percentage Rental has been underpaid, Lessee shall immediately pay Lessor all delinquent Annual Percentage Rental, together with interest thereon at the rate set forth in Section 13 above. If any statement of Lessee's Gross Sales previously made by Lessee to Lessor shall be found to be more than 10% less than the amount of Lessee's Gross Sales made by Lessee as shown by such audit, Lessee shall immediately pay the cost of such audit; otherwise the cost of such audit shall be paid by Lessor. A second occurrence of an audit which shall disclose an understatement of Lessee's Gross Sales of 10% or more for any Lease Year during the Lease Term shall automatically, without notice to Lessee, constitute an Event of Default under this Lease, and shall entitle Lessor to exercise any and all remedies set forth in Section 24 of this Lease.


         C. Lessee may dispute the results of any audit performed pursuant to the preceding subsection B. by giving notice of such dispute to Lessor within 20 days after receipt of the results of such audit by Lessee. If Lessee disputes such audit, Lessee shall cause a complete audit to be performed by an auditor selected by Lessee of such records and operation. If the results of the audit performed by the auditor selected by Lessee is within 10% of the results of the audit performed by Lessor's auditor, then the results of Lessor's auditor shall govern. If the results of the audit performed by the auditor selected by Lessee is more than 10% different than the results of the audit performed by Lessor's audit, then the dispute between Lessor and Lessee shall be submitted to Coopers & Lybrand, or its successor, for resolution, which shall be binding on the parties. The cost of all audits requested by Lessee and the fees and expenses imposed by Coopers & Lybrand, or its successor, pursuant to this subsection shall be paid by Lessee.

         22. FRANCHISOR REQUIREMENTS. In addition to the requirements set forth in this Lease, Lessee in its use, occupancy and maintenance of the Premises shall comply with all requirements of its franchise, license and/or area development agreement with Franchisor, except as would not have a Material Adverse Effect. Lessee hereby consents to Lessor providing information it obtains to Franchisor and to Lessor obtaining from Franchisor information which Franchisor receives relating to Lessee's operation of its business on the Premises, subject to the terms of any then effective confidentiality agreement which may exist between or among Franchisor, Guarantor and/or Lessee a copy of which is provided by Lessee to Lessor.

         23. OPTION TO PURCHASE PREMISES. A. Lessee shall have the option during the 90 days immediately preceding the tenth, fifteenth and twentieth anniversaries of the Effective Date and during the 90-day period immediately preceding the end of the first and second optional extension terms set forth in Section 28 of this Lease (as applicable, the "Window") to give Lessor notice (the "Option Notice") of Lessee's election to purchase the Premises for the greater of (i) the Gross Sales Fair Market Value, (ii) the Assessed Fair Market Value and (iii) the Minimum Purchase Price (the "Option Purchase Price"). The closing of such purchase must occur during the first 90 days (the "Purchase Period") following the end of the applicable Window.

         For purposes of determining the "Assessed Fair Market Value" of the Premises, within 90 days of Lessor's receipt of the Option Notice, Lessor shall, at Lessee's sole expense, retain an independent MAI appraiser to prepare an appraisal of the fair market value of the Premises including any additions or renovations thereto. In determining such fair market value of the Premises, the appraiser shall utilize the cost, income and sales comparison approaches to value. In utilizing the income approach, the appraiser shall determine the "leased fee" value of the Premises, which shall be arrived at by considering (i) the income that would be produced by this Lease through the end of the fully extended Lease Term (including, without limitation, income that could be reasonably expected to be produced from the payment of Annual Percentage Rental), and (ii) any other factors relating to such approach which the appraiser shall deem relevant in his sole discretion. The highest amount which results from the calculation of each of the cost approach, the income approach and the sales comparison approach, all as determined in accordance with the provisions of this Section, shall constitute the "Assessed Fair Market Value" of the Premises for purposes of this Section, subject to the remaining provisions of this paragraph. If within 20 days after being notified of the result of such appraisal Lessee elects to reject that appraisal, then the first appraisal shall become null and void and Lessor shall nominate to Lessee a list of not less than three independent MAI appraisers who are experienced with appraising property similar to the Premises, and Lessee shall select one such appraiser. Within 60 days of such selection, Lessor shall retain such appraiser to prepare an appraisal of the Premises in the same manner described above, and the determination of such appraiser as to the fair market value of the Premises shall constitute the "Assessed Fair Market Value" of the Premises for purposes of this Section. Within 20 days after the results of that appraisal have been delivered to Lessee, Lessee shall notify Lessor whether Lessee elects to consummate its option to purchase the Premises for the Option Purchase Price. If such notice is not received by Lessor within such 20-day period, the option for such time period shall lapse and this Lease shall remain in full force and effect.

         B. Upon exercise of this option, Lessor and Lessee shall open an escrow account with a recognized title insurance or trust company selected by Lessor. Such escrow shall be subject to the standard escrow instructions of the escrow agent, to the extent they are not inconsistent herewith. At or before the close of escrow, Lessor shall deliver to the escrow agent its special warranty deed conveying to Lessee all of Lessor's right, title and interest in the Premises free and clear of all liens and encumbrances except liens for taxes and assessments and easements, covenants and restrictions of record which were attached to the Premises as of the date hereof, which have attached during the Lease Term through Lessee's action or inaction, as the case may be, which have been granted by

Lessor in lieu of a taking by the power of eminent domain or the like, which have been approved by Lessee or which do not materially adversely affect the use of the Premises as a restaurant. In the event Lessor is unable to convey title as required, Lessee shall have the right to accept such title as Lessor can convey or elect not to consummate its exercise of the option, in which case the option for such time period shall lapse and this Lease shall remain in full force and effect. Both Lessor and Lessee agree to execute a purchase agreement, escrow instructions and such other instruments as may be necessary or appropriate to consummate the sale of the Premises in the manner herein provided. All cost of exercise of the option, including, but not limited to, escrow fees, title insurance fees, recording costs or fees, attorneys' fees (including those of Lessor), appraisal fees, stamp taxes and transfer fees shall be borne by Lessee. Lessee shall continue to pay and perform all of its obligations under this Lease until the close of escrow which in no event shall occur after the date of the expiration of the Lease Term or the expiration of any extension thereof. The purchase price paid by Lessee in exercising this option shall be paid to Lessor or to such person or entity as Lessor may direct at closing in immediately available funds. Lessee shall not have the right to exercise this option or consummate the exercise thereof if at the time of exercise or consummation it shall be in default of any of the terms and conditions of this Lease or if any condition shall exist which upon the giving of notice or the passage of time, or both, would constitute a default by Lessee under this Lease.

         C. The failure of Lessee to consummate the purchase of the Premises prior to the end of the Purchase Period as contemplated herein shall not release Lessee from its obligations under this Lease, and this Lease shall remain in full force and effect until the expiration of the Lease Term or applicable extension period. The closing date shall be extended for a reasonable period of time to permit Lessor to cure title defects or to authorize satisfy its obligations under this Section or to permit either party to cure any other defects or defaults, provided each party is diligently seeking to cure or satisfy such obligation, defect or default and Lessee continues to perform its obligation hereunder.


         D. Lessee may not sell, assign, transfer, hypothecate or otherwise dispose of the option granted herein or any interest therein, except in conjunction with a permitted assignment of Lessee's entire interest herein and then only to the assignee thereof. Any attempted assignment of this option which is contrary to the terms of this paragraph shall be deemed to be a default under this Lease and the option granted herein shall be void.

         24. DEFAULT, REMEDIES AND MEASURE OF DAMAGES. A. Each of the following shall be deemed an event of default by Lessee (each, an "Event of Default"):

                  (i) If any material representation or warranty of Lessee herein or in the Sale- Leaseback Agreement was false as of the Effective Date or if Lessee renders any false statement or account;

                  (ii) If any rent or other monetary sum due hereunder is not paid within five days after the date when due;

                  (iii) If Lessee or any Guarantor becomes insolvent within the meaning of the Code, files or notifies Lessor that it intends to file a petition under the Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, hereinafter, an "Action"), becomes the subject of either a petition under the Code or an Action, or is not generally paying its debts as the same become due;

                  (iv)  If Lessee vacates or abandons the Premises;

                  (v) If Lessee fails to observe or perform any of the covenants, conditions, or obligations of this Lease;

                  (vi) If Franchisor notifies Lessee of any breach or default under the franchise, license and/or area development agreement with Franchisor for the Premises and Lessee fails to cure such breach or default within the applicable grace or cure periods, or if such franchise, license and/or area development agreement otherwise terminates or expires;

                  (vii) If there is a material breach or default under the Guaranty;

                  (viii) If there is an "Event of Default" as defined in any of the Other Leases. Notwithstanding the preceding sentence, the occurrence of an "Event of Default" under any of the Other Leases shall not constitute an Event of Default under this Lease unless:

                           (1) such an "Event of Default", together with all
                  other "Events of Default" under the Other Leases and Events of Default under this Lease, is based upon the failure of Lessee or Other Lessee to pay as and when due Base Annual Rental, Quarterly Percentage Rental and/or Taxes (as such terms are defined in the applicable Leases) and advances by Lessor to maintain the insurance required by Section 11 of the Leases in an aggregate amount in excess of $150,000; and

                           (2) the aggregate amount of all claims arising out
                  of "Events of Default" under the Other Leases, together with Events of Default under this Lease, other than those in subsection (1) above, by Lessor against Lessee and Other Lessee (including as a result of the failure of Lessee or Other Lessee to consummate the purchase of any "Premises" which is then the subject of any "Put Notice") exceeds $2,000,000 (as such terms in quotations are defined in the corresponding Leases).

         B. If any Event of Default occurs pursuant to subsection A.(ii) above, Lessor shall not be entitled to exercise its remedies set forth in subsection D. below unless and until Lessor shall have given Lessee notice thereof and a period of five days from the delivery of such notice shall have elapsed without such Event of Default being cured.

         C. If any such event described in subsection A. above does not involve the payment of any rent or other monetary sum, is not willful or intentional, does not place any rights or property of Lessor in immediate jeopardy and is within the reasonable power of Lessee to cure within 30 days after receipt of notice thereof, all as determined by Lessor in its reasonable discretion, then such event shall not constitute an Event of Default hereunder, except as set forth in Section 21 and unless otherwise expressly provided herein, unless and until Lessor shall have given Lessee notice thereof and a period of 30 days shall have elapsed, during which period Lessee may correct or cure such event, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind. If such event cannot reasonably be cured within such 30-day period, as determined by Lessor in its reasonable discretion, and Lessee is diligently pursuing a cure of such event, then Lessee shall have a reasonable period to cure such event, which shall in no event exceed 90 days after receiving notice of the event from Lessor.

         D. As a material inducement to Lessor executing this Lease, upon the occurrence of any Event of Default, and with or without any notice or demand, except the notice required under certain circumstances by subsections B. and
C. above, as applicable, or such other notice as may be required by statute and cannot be waived by Lessee (all other notices being hereby waived), Lessor shall be entitled to exercise, at its option, concurrently, successively or in any combination, all remedies available at law or in equity, including without limitation any one or more of the following:

                  (i) To terminate this Lease, whereupon Lessee's right to possession of the Premises shall cease and this Lease, except as to Lessee's liability, shall be terminated;

                  (ii) To reenter and take possession of the Premises, any or all personal property or fixtures of Lessee upon the Premises and, to the extent permissible, all franchises, licenses, area development agreements, permits and other rights or privileges of Lessee pertaining to the use and operation of the Premises and to expel Lessee and those claiming under or through Lessee, without being deemed guilty in any manner of trespass or becoming liable for any loss or damage resulting therefrom, without resort to legal or judicial process, procedure or action. No notice from Lessor hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Lessor to terminate this Lease unless such notice specifically so states. If Lessee shall, after an Event of Default, voluntarily give up possession of the Premises to Lessor, deliver to Lessor or its agents the keys to the Premises, or both, such actions shall be deemed to be in compliance with Lessor's rights and the acceptance thereof by Lessor or its agents shall not be deemed to constitute a termination of the Lease. Lessor reserves the right following any reentry and/or reletting to exercise its right to terminate this Lease by giving Lessee written notice thereof, in which event this Lease will terminate as specified in said notice;

                  (iii) To seize all personal property or fixtures upon the Premises which Lessee owns or in which it has an interest, subject to the terms and conditions of Lessor's landlord's lien and/or security interest as set forth in Section 31, and to dispose thereof in accordance with the laws prevailing at the time and place of such seizure or to remove all or any portion of such property and cause the same to be stored in a public warehouse or elsewhere at Lessee's sole expense, without becoming liable for any loss or damage resulting therefrom and without resorting to legal or judicial process, procedure or action;

                  (iv) To bring an action against Lessee for any damages sustained by Lessor or any equitable relief available to Lessor;

                  (v) To relet the Premises or any part thereof for such term or terms (including a term which extends beyond the original term of this Lease), at such rentals and upon such other terms as Lessor, in its sole discretion, may determine, with all proceeds received from such reletting being applied to the rental and other sums due from Lessee in such order as Lessor may, in it sole discretion, determine, which other sums include, without limitation, all repossession costs, brokerage commissions, attorneys' fees and expenses, employee expenses, alteration, remodeling and repair costs and expenses of preparing for such reletting. Except to the extent required by applicable law, Lessor shall have no obligation to relet the Premises or any part thereof and shall in no event be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon such reletting, and no such refusal or failure shall operate to relieve Lessee of any liability under this Lease or otherwise to affect any such liability. Lessor reserves the right following any reentry and/or reletting to exercise its right to terminate this Lease by giving Lessee written notice thereof, in which event this Lease will terminate as specified in said notice;

                  (vi) To accelerate and recover from Lessee all rent and other monetary sums due and owing and scheduled to become due and owing under this Lease both before and after the date of such breach for the entire original scheduled term of this Lease;

                  (vii) To recover from Lessee all reasonable costs and expenses, including attorneys' fees, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar out-of-pocket costs and fees, paid or incurred by Lessor as a result of such breach, regardless of whether or not legal proceedings are actually commenced;

                  (viii) To immediately or at any time thereafter, and with or without notice, at Lessor's sole option but without any obligation to do so, correct such Event of Default and charge Lessee all costs and expenses incurred by Lessor therein. Any sum or sums so paid by Lessor, together with interest at the then existing maximum legal rate, but not higher than 18% per annum, shall be deemed to be additional rent hereunder and shall be immediately due from Lessee to Lessor. Any such acts by Lessor in correcting any Event of Default hereunder shall not be deemed to cure said Event of Default or constitute any waiver of Lessor's right to exercise any or all remedies set forth herein;

                  (ix) To immediately or at any time thereafter, and with or without notice, except as required herein, set off any money of Lessee held by Lessor under this Lease against any sum owing by Lessee or any Guarantor hereunder; and/or

                  (x) To enforce, and Lessee does hereby consent to such enforcement, notwithstanding the laws of the State to the contrary, all of Lessor's self-help remedies available at law or in equity without Lessor resorting to any legal or judicial process, procedure or action.

         E. Upon the occurrence of an Event of Default, Lessor shall the right, but not the obligation, to notify Lessee (the "Put Notice") of Lessee's obligation to purchase the Premises for the greater of (i) the Gross Sales Fair Market Value, (ii) the Put Fair Market Value and (iii) the Minimum Purchase Price. The closing of such purchase shall occur within five days of Lessee's receipt of the last of the appraisals ordered as contemplated by this subsection (the "Put Purchase Period").

         For purposes of determining the "Put Fair Market Value" of the Premises, within five days of Lessor's receipt of the Put Notice, Lessor shall, at Lessee's sole expense, retain an independent MAI appraiser to prepare an appraisal of the fair market value of the Premises, including any additions or renovations thereto. In determining the fair market value of the Premises, the appraiser shall utilize the cost, income and sales comparison approaches to value. In utilizing the income approach, the appraiser shall determine the "leased fee" value of the Premises, which shall be arrived at by considering (i) the income that would be produced by this Lease through the end of the fully extended Lease Term (including, without limitation, income that could be reasonably expected to be produced from the payment of Annual Percentage Rental), and (ii) any other factors relating to such approach which the appraiser shall deem relevant in his sole discretion. The highest amount which results from the calculation of each of the cost approach, the income approach and the sales comparison approach, all as determined in accordance with the provisions of this subsection, shall constitute the "Put Fair Market Value" of the Premises for purposes of this subsection. If within five days after being notified of the result of such appraisal Lessee elects to reject that appraisal, then the first appraisal shall become null and void and Lessor shall nominate to Lessee a list of not less than three independent MAI appraisers who are experienced with appraising property similar to the Premises, and Lessee shall select one such appraiser. Within five days of such selection, Lessor shall retain such appraiser to prepare an appraisal of the Premises in the same manner described above and the results of such appraisal shall be the "Put Fair Market Value" of the Premises for purposes of such subsection.

         Upon delivery of the Put Notice, Lessor and Lessee shall open an escrow account with a recognized title insurance or trust company selected by Lessor. Such escrow shall be subject to the standard escrow instructions of the escrow agent, to the extent they are not inconsistent herewith. Before the end of the Put Purchase Period, Lessor shall deliver to the escrow agent a deed conveying to Lessee, without warranties, all of Lessor's right, title and interest in the Premises, provided the Premises shall be conveyed free and clear of all mortgage liens granted by Lessor. Both Lessor and Lessee agree to execute a purchase agreement, escrow instructions and such other instruments as may be necessary or appropriate to consummate the sale of the Premises in the manner herein provided. All costs of the conveyance of the Premises to Lessee pursuant to this subsection shall be borne by Lessee, including, without limitation, attorneys' fees (including those of Lessor), appraisal fees, stamp taxes, transfer taxes, recording costs or fees and escrow fees. The purchase price paid by Lessee pursuant to this subsection shall be paid to Lessor or to such person or entity as Lessor may direct in immediately available funds. Lessee shall pay Base Annual Rental and Quarterly Percentage Rental and otherwise satisfy its obligations under this Lease during the Put Purchase Period. Base Annual Rental and Quarterly Percentage Rental shall be prorated as of the day of the closing of Lessee's purchase of the Premises. All obligations of Lessee which expressly survive the expiration or earlier termination of this Lease, including, without limitation, the indemnity set forth in Section 18, shall survive Lessee's purchase of the Premises pursuant to this subsection.

         During the pendency of the Put Purchase Period, Lessor may only exercise the remedies described in subsections A.(ii), (iii) (but not with respect to dispositions of personal property or fixtures), (vii), (viii), (ix) and (x) above. If Lessee should fail to consummate the purchase of the Premises during the Purchase Period, such suspension of Lessor's remedies shall cease and be of no further force and effect. The failure of Lessee to consummate the purchase of the Premises during the Put Purchase Period as contemplated herein shall not release Lessee from its obligations under this Lease.

         Upon the consummation of the purchase of the Premises by Lessee pursuant to this subsection, Lessee shall promptly provide Guarantor with a release of Guarantor's obligations under the Guaranty except to the extent contemplated by the last sentence of Section 7 of the Guaranty and with respect to the obligations of Lessee under this Lease which arise prior to the consummation of the purchase but which expressly survive the expiration or earlier termination of this Lease.

         25. MORTGAGE, SUBORDINATION, NONDISTURBANCE AND ATTORNMENT. Lessor's interest in this Lease and/or the Premises shall not be subordinate to any encumbrances placed upon the Premises by or resulting from any act of Lessee, and nothing herein contained shall be construed to require such subordination by Lessor. Lessee shall keep the Premises free from any liens for work performed, materials furnished or obligations incurred by Lessee. NOTICE IS HEREBY GIVEN THAT, EXCEPT FOR THE BANK OF BOSTON MORTGAGE, LESSEE IS NOT AUTHORIZED TO PLACE OR ALLOW TO BE PLACED ANY LIEN, MORTGAGE, DEED OF TRUST OR ENCUMBRANCE OF ANY KIND UPON ALL OR ANY PART OF THE PREMISES OR LESSEE'S LEASEHOLD INTEREST THEREIN, AND ANY SUCH PURPORTED TRANSACTION SHALL BE VOID. FURTHERMORE, ANY SUCH PURPORTED TRANSACTION SHALL BE DEEMED A TORTIOUS INTERFERENCE WITH LESSOR'S RELATIONSHIP WITH LESSEE AND LESSOR'S FEE OWNERSHIP OF THE PREMISES.

         This Lease at all times shall automatically be subordinate to the lien of any and all ground leases, mortgages and trust deeds now or hereafter placed upon the Premises by Lessor, and Lessee covenants and agrees to execute and deliver, upon demand, such further instruments subordinating this Lease to the lien of any or all such ground leases, mortgages or trust deeds as shall be desired by

Lessor, or any present or proposed mortgagees or trustees under trust deeds, upon the condition that Lessee shall have the right to remain in possession of the Premises under the terms of this Lease, notwithstanding any default in any or all such mortgages or trust deeds, or after foreclosure thereof, so long as Lessee is not in default under any of the covenants, conditions and agreements contained in this Lease.

         If any mortgagee or trustee elects to have this Lease and the interest of Lessee hereunder be superior to any such interest or right and evidences such election by notice given to Lessee, then this Lease and the interest of Lessee hereunder shall be deemed superior to any such mortgage or trust deed, whether this Lease was executed before or after such mortgage or trust deed, and in that event such mortgagee or trustee shall have the same rights with respect to this Lease as if it had been executed and delivered prior to the execution and delivery of the mortgage or trust deed and has been assigned to such mortgagee or trustee.

         Although the foregoing provisions shall be self-operative and no future instrument of subordination shall be required, upon request by Lessor, Lessee shall execute and deliver whatever instruments may be required for such purposes, and, in the event Lessee fails so to do within 10 days after demand, Lessee does hereby make, constitute and irrevocably appoint Lessor as its agent and attorney-in-fact and in its name, place and stead so to do, which appointment shall be deemed coupled with an interest.

         In the event any collateral assignee or purchaser at a foreclosure sale acquires title to the Premises pursuant to the exercise of any remedy provided for in the collateral assignment, mortgage or trust deed or otherwise, Lessee shall attorn to such purchaser and recognize such purchaser as Lessor under this Lease, which shall continue in full force and effect as a direct lease between such purchaser and Lessee. The foregoing provision shall be self operative and effective without the execution of any further instruments.

         Lessee shall give written notice to any lender of Lessor having a recorded lien upon the Premises or any part thereof of which Lessee has been notified of any breach or default by Lessor of any of its obligations under this Lease and give such lender at least 60 days beyond any notice period to which Lessor might be entitled to cure such default before Lessee may exercise any remedy with respect thereto. Upon request by Lessor, Lessee shall also provide Lessee's most recent audited financial statements to Lessor or any such lender and certify the continuing accuracy of such financial statements in such manner as Lessor or such lender may request.

         26. ESTOPPEL CERTIFICATE. A. At any time, and from time to time, Lessee agrees, promptly and in no event later than 20 days after a request from Lessor, to execute, acknowledge and deliver to Lessor or any present or proposed mortgagee or purchaser designated by Lessor a certificate in the form supplied by Lessor, certifying: (i) that Lessee has accepted the Premises (or, if Lessee has not done so, that Lessee has not accepted the Premises, and specifying the reasons therefor); (ii) that this Lease is in full force and effect and has not been modified (or, if modified, setting forth all modifications), or, if this Lease is not in full force and effect, the certificate shall so specify the reasons therefor; (iii) the commencement and expiration dates of the Lease Term and the terms of any extension options of Lessee; (iv) the date to which the rentals have been paid under this Lease and the amount thereof then payable; (v) whether there are then any existing defaults by Lessor in the performance of its obligations under this Lease, and, if there are any such defaults, specifying the nature and extent thereof; (vi) that no notice has been received by Lessee of any default under this Lease which has not been cured, except as to defaults specified in the certificate; (vii) the capacity of the person executing such certificate, and that such person is duly authorized to execute the same on behalf of Lessee; and (viii) any other information reasonably requested by Lessor, or its present or proposed purchaser or mortgagee.

         B. If Lessee shall fail or refuse to sign a certificate in accordance with the provisions of this Section within 10 days following a request by Lessor, Lessee irrevocably constitutes and appoints Lessor as its attorney-in-fact to execute and deliver the certificate to any such third party, it being stipulated that such power of attorney is coupled with an interest and is irrevocable and binding.

         27. ASSIGNMENT. Lessor shall have the right to sell or convey the Premises subject to this Lease or to assign its right, title and interest as Lessor under this Lease in whole or in part. In the event of any such sale or assignment other than a security assignment, Lessee shall attorn to such purchaser or assignee, and, provided any such grantee or assignee unconditionally assumes Lessor's liabilities accruing under this Lease subsequent to such assignment or sale, Lessor shall be relieved, from and after the date of such transfer or conveyance, of liability for the performance of any obligation of Lessor contained herein, except for obligations or liabilities accrued prior to such assignment or sale.

         A major consideration for Lessor's execution of this Lease is Lessor's anticipation of receiving substantial percentage rentals from Lessee's contemplated use of the Premises. Furthermore, Lessee acknowledges that Lessor has relied both on the business experience and creditworthiness of Lessee and upon the particular purposes for which Lessee intends to use the Premises in entering into this Lease. Lessee shall not, without the consent of Lessor (i) assign, transfer, convey, pledge or mortgage this Lease or any interest therein, whether by operation of law or otherwise; (ii) assign, transfer, convey, pledge or mortgage any interest in Lessee, whether by operation of law or otherwise, including, without limitation, dissolution of Lessee or, if Lessee is a corporation, a transfer (by one or more transactions) of a majority of the voting stock of Lessee, or, if Lessee is a partnership, a transfer of the controlling interest in Lessee (including the admission of new partners or withdrawal of existing partners having a controlling interest), regardless of whether the transfer is made by one or more transactions, or whether one or more persons hold the controlling interest prior to the transfer or afterwards; or (iii) sublet all or any part of the Premises. It is expressly agreed that Lessor may withhold or condition such consent based upon such matters as Lessor may in its reasonable discretion determine, including, without limitation, the experience and creditworthiness of the assignee, the assumption by the assignee of all of Lessee's obligations hereunder by undertakings enforceable by Lessor, payment to Lessor of any rentals owing under a sublease which are in excess of the rentals owing hereunder, the transfer to such assignee of all necessary licenses and franchises to continue operating the Premises for the purposes herein provided and receipt of such representations and warranties from such assignee as Lessor may request, including such matters as its organization, existence, good standing and finances and other matters, whether or not similar in kind. At the time of any such assignment which is approved by Lessor, the assignee shall assume all of the obligations of Lessee under this Lease pursuant to Lessor's standard form of assumption agreement. No such assignment or subletting shall relieve Lessee or any Guarantor of its obligations respecting this Lease. Any purported transfer, conveyance, pledge or mortgage in violation of this paragraph shall be voidable at the sole option of Lessor. Lessor hereby consents to any assignment of Lessee's interest under this Lease to Franchisor.

         28. OPTION TO EXTEND. Lessee, provided it is not in default beyond the expiration of any applicable grace period hereunder at the time of exercise or at the expiration of the Lease Term or, if applicable, the first extension of the Lease Term, and provided that the franchise and/or area development agreement with Franchisor is extended for a period of not less than the applicable extension period, shall have the option to continue this Lease in effect for up to two additional successive periods of five years each in accordance with its original terms and provisions except that the Base Annual Rental shall be the greater of (i) the annual fair market rental value of the Property (to be determined as set forth below) and (ii) the Base Annual Rental in effect at the expiration of the Lease Term or the first extension of the Lease Term, as applicable

         Lessee shall exercise such extension option by giving notice to Lessor of Lessee's intention to do so not more than 270 days or less than 180 days prior to the expiration of the Lease Term or the first extension of the Lease Term, and upon receipt of such notice Lessor shall within 90 days, at Lessee's expense, cause an appraisal of the fair market rental value of the Premises to be made by an independent MAI appraiser. If within 20 days after being notified of the result of such appraisal Lessee elects to reject that appraisal, then Lessor shall nominate to Lessee a list of not less than three independent MAI appraisers who are experienced with appraising property similar to the Premises, and Lessee shall select one such appraiser. Within 60 days of such selection an appraisal shall be made of the Premises by that appraiser, and, within 20 days after the results of that appraisal shall have been delivered to Lessee, Lessee shall notify Lessor of Lessee's election to exercise its option to extend this Lease and shall pay the rental so established above which shall be absolutely net to Lessor as provided in
Section 8 hereof. If such notice of exercise is not received by Lessor within the 20-day period, then this Lease shall terminate on the last day of the Lease Term or, if applicable, the last day of the first extension of the Lease Term.

         29. NOTICES. All notices, consents, approvals or other instruments required or permitted to be given by either party pursuant to this Lease shall be in writing and given by (i) hand delivery, (ii) facsimile, (iii) express overnight delivery service or (iv) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (a) receipt, if hand delivered, (b) transmission, if delivered by facsimile, (c) the next business day, if delivered by express overnight delivery service, or
(d) the third business day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below:

          If to Lessee:             2215 Enterprise Drive
                                    Suite 1502
                                    Westchester, IL  60154
                                    Attention: Lawrence E. Jaro and Joel Aaseby
                                    Telephone: (708) 947-2150
                                    Telecopy: (708) 947-2161

          with a copy to:           A. Richard Caputo, Jr.
                                    The Jordan Company
                                    9 West 57th Street
                                    40th Floor
                                    New York, NY  10019
                                    Telephone:  (212) 572-0823
                                    Telecopy:  (212) 755-5263

          If to Lessor:             Dennis L. Ruben, Esq.
                                    Senior Vice President and General Counsel
                                    FFCA Acquisition Corporation
                                    17207 North Perimeter Drive
                                    Scottsdale, AZ  85255
                                    Telephone:  (602) 585-4500
                                    Telecopy:  (602) 585-2226

or to such other address or such other person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above.

         30. HOLDING OVER. If Lessee remains in possession of the Premises after the expiration of the term hereof, Lessee, at Lessor's option and within Lessor's sole discretion, may be deemed a tenant on a month-to-month basis and shall continue to pay rentals and other sums in the amounts herein provided, except that the Base Monthly Rental shall be automatically doubled, and to comply with all the terms of this Lease, provided that nothing herein nor the acceptance of rent by Lessor shall be deemed a consent to such holding over. Lessee shall defend, indemnify, protect and hold Lessor harmless from and against any and all claims, losses and liabilities for damages resulting from Lessee's failure to surrender possession upon the expiration of the Lease Term, including, without limitation, any claims made by any succeeding lessee.

         31. LANDLORD'S LIEN/SECURITY INTEREST. Lessee agrees that Lessor shall have a landlord's lien, and additionally hereby separately grants to Lessor a first and prior security interest, in, on and against all personal property, appliances, furniture and equipment of Lessee from time to time situated on the Premises, which lien and security interest shall secure the payment of all rental and other charges payable by Lessee to Lessor under the terms hereof and all other obligations of Lessee to Lessor under this Lease. Lessee further agrees to execute and deliver to Lessor from time to time such financing statements and other documents as Lessor may then deem appropriate or necessary to perfect and maintain said lien and security interest, and expressly acknowledges and agrees that, in addition to any and all other rights and remedies of Lessor whether hereunder or at law or in equity, in the event of any default of Lessee hereunder, Lessor shall have any and all rights and remedies granted a secured party under the Uniform Commercial Code then in effect in the State in which the Premises are located. If Lessee shall fail for any reason to execute any such financing statement or document within 10 days after Lessor's request therefor, Lessor shall have the right to execute the same as attorney-in-fact of Lessee, coupled with an interest, for, and on behalf of, and in the name of Lessee. Lessee covenants to promptly notify Lessor of any changes in Lessee's name and/or organizational structure which may necessitate the execution and filing of additional financing statements (provided, however, the foregoing shall not be construed as Lessor's consent to such changes). Notwithstanding the foregoing, Lessor agrees that, upon Lessee's request, Lessor will without charge subordinate its landlord's lien and security interest in any personal property owned by Lessee to the purchase money security interest of any unaffiliated lender.

         32. REMOVAL OF LESSEE'S PROPERTY. At the expiration of the term of this Lease, and if Lessee is not then in breach hereof, Lessee may remove from the Premises all personal property belonging to Lessee. Lessee shall repair any damage caused by such removal and shall leave the Premises broom clean and in good and working condition and repair inside and out. Any property of Lessee left on the Premises on the tenth day following the expiration of the Lease Term shall automatically and immediately become the property of Lessor.

         33. FINANCIAL STATEMENTS. Within 45 days after the end of each fiscal quarter and within 120 days after the end of each fiscal year of Lessee, Lessee shall deliver to Lessor (i) complete financial statements of Lessee, or consolidated statements of Guarantor, including a balance sheet, profit and loss statement, statement of changes in financial condition and all other related schedules for the fiscal period then ended; and (ii) income statements for the business at the Premises. All such financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied from period to period, and shall be certified to be accurate and complete by Lessee (or the Treasurer or other appropriate officer of Lessee). Lessee and Guarantor understand that Lessor is relying upon such financial statements, and Lessee and Guarantor, by executing the Guaranty, represent that such reliance is reasonable. In the event that Lessee's property and business at the Premises are ordinarily consolidated with other business for financial statement purposes, such financial statements shall be prepared on a consolidated basis showing separately the sales, profits and losses. The financial statements delivered to Lessor need not be audited, but Lessee shall deliver to Lessor copies of any audited financial statements of Lessee and Guarantor which may be prepared, as soon as they are available.

         34. FORCE MAJEURE. Any prevention, delay or stoppage due to strikes, lockouts, acts of God, enemy or hostile governmental action, civil commotion, fire or other casualty beyond the control of the party obligated to perform shall excuse the performance by such party for a period equal to any such prevention, delay or stoppage, except the obligations imposed with regard to rental and other monies to be paid by Lessee pursuant to this Lease.

         35. DOCUMENT REVIEW. In the event Lessee makes any request upon Lessor requiring Lessor or its attorneys to review and/or prepare (or cause to be reviewed and/or prepared) any document or documents in connection with or arising out of or as a result of this Lease, then, except as expressly stated elsewhere herein, Lessee shall reimburse Lessor or its designee promptly upon Lessor's demand therefor a reasonable processing and review fee for each such request.

         36. TIME IS OF THE ESSENCE. Time is of the essence with respect to each and every provision of this Lease in which time is a factor.

         37. LESSOR'S LIABILITY. Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Lessor, that (i) there shall be absolutely no personal liability on the part of Lessor, its successors or assigns and its officers, directors, employees and agents to Lessee with respect to any of the terms, covenants and conditions of this Lease, (ii) Lessee waives all claims, demands and causes of action against Lessor's officers, directors, employees and agents in the event of any breach by Lessor of any of the terms, covenants and conditions of this Lease to be performed by Lessor, and (iii) Lessee shall look solely to the Premises for the satisfaction of each and every remedy of Lessee in the event of any breach by Lessor of any of the terms, covenants and conditions of this Lease to be performed by Lessor, or any other matter in connection with this Lease or the Premises, such exculpation of liability to be absolute and without any exception whatsoever.

         38. CONSENT OF LESSOR. Unless specified otherwise herein, Lessor's consent to any request of Lessee may be conditioned or withheld in Lessor's sole discretion. Lessor shall have no liability for damages resulting from Lessor's failure to give any consent, approval or instruction reserved to Lessor, Lessee's sole remedy in any such event being an action for injunctive relief.

         39. WAIVER AND AMENDMENT. No provision of this Lease shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion. No acceptance by Lessor of an amount less than the monthly rent and other payments stipulated to be due under this Lease shall be deemed to be other than a payment on account of the earliest such rent or other payments then due or in arrears nor shall any endorsement or statement on any check or letter accompanying any such payment be deemed a waiver of Lessor's right to collect any unpaid amounts or an accord and satisfaction.

         40. SUCCESSORS BOUND. Except as otherwise specifically provided herein, the terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of the respective heirs, successors, executors, administrators and assigns of each of the parties hereto.

         41. NO MERGER. The voluntary or other surrender of this Lease by Lessee, or a mutual cancellation thereof, shall not result in a merger of Lessor's and Lessee's estates, and shall, at the option of Lessor, either terminate any or all existing subleases or subtenancies, or operate as an assignment to Lessor of any or all of such subleases or subtenancies.

         42. CAPTIONS. Captions are used throughout this Lease for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.

         43. SEVERABILITY. The provisions of this Lease shall be deemed severable. If any part of this Lease shall be held unenforceable by any court of competent jurisdiction, the remainder shall remain in full force and effect, and such unenforceable provision shall be reformed by such court so as to give maximum legal effect to the intention of the parties as expressed therein.

         44. CHARACTERIZATION. A. It is the intent of the parties hereto that the business relationship created by this Lease and any related documents is solely that of a long-term commercial lease between landlord and tenant and has been entered into by both parties in reliance upon the economic and legal bargains contained herein. Neither the provision set forth herein for the computation of the Annual Percentage Rental nor any one or more of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership between Lessor and Lessee, to make them joint venturers, to make Lessee an agent, legal representative, partner, subsidiary or employee of Lessor or to make Lessor in any way responsible for the debts, obligations or losses of Lessee. Lessee acknowledges that Lessor (or any partner of Lessor) and Franchisor are not affiliates, agents, partners or joint venturers, nor do they have any other legal, representative or fiduciary relationship.

         B. Lessor and Lessee acknowledge and warrant to each other that each has been represented by independent counsel and has executed this Lease after being fully advised by said counsel as to its effect and significance. This Lease shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of a covenant.

         45. EASEMENTS. During the Lease Term Lessor shall have the right to grant utility easements on, over, under and above the Premises without the prior consent of Lessee, provided that such easements will not materially interfere with Lessee's long-term use of the Premises. To the extent reasonably required by Lessee, Lessor shall not unreasonably withhold its agreement to grant easements on, over, under and above the Premises to facilitate the use and operation of the Premises.

         46. BANKRUPTCY. A. As a material inducement to Lessor executing this Lease, Lessee acknowledges and agrees that Lessor is relying upon (i) the financial condition and specific operating experience of Lessee and Lessee's obligation to use the Premises specifically in accordance with a franchise, license and/or area development agreement with Franchisor, (ii) Lessee's timely performance of all of its obligations under this Lease notwithstanding the entry of an order for relief under the Code for Lessee and (iii) all defaults under the Lease being cured promptly and the Lease





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




being assumed within 60 days of any order for relief entered under the Code for Lessee, or the Lease being rejected within such 60 day period and the Premises surrendered to Lessor.

         Accordingly, in consideration of the mutual covenants contained in this Lease and for other good and valuable consideration, Lessee hereby agrees that:

                  (i) All obligations that accrue under this Lease (including the obligation to pay rent) from and after the date that an Action is commenced shall be timely performed exactly as provided in this Lease, and any failure to so perform shall be harmful and prejudicial to Lessor;

                  (ii) Any and all rents that accrue from and after the date that an Action is commenced and that are not paid as required by this Lease shall, in the amount of such rents, constitute administrative expense claims allowable under the Code with priority of payment at least equal to that of any other actual and necessary expenses incurred after the commencement of the Action;

                  (iii) Any extension of the time period within which the Lessee may assume or reject the Lease without an obligation to cause all obligations under the Lease to be performed as and when required under the Lease shall be harmful and prejudicial to Lessor;

                  (iv) Any time period designated as the period within which the Lessee must cure all defaults and compensate Lessor for all pecuniary losses which extends beyond the date of assumption of the Lease shall be harmful and prejudicial to Lessor;

                  (v) Any assignment of the Lease must result in all terms and conditions of the Lease being assumed by the assignee without alteration or amendment, and any assignment which results in an amendment or alteration of the terms and conditions of the Lease without the express written consent of Lessor shall be harmful and prejudicial to Lessor;

                  (vi) Any proposed assignment of the Lease to an assignee:
         (a) that will not use the Premises specifically in accordance with a franchise, license and/or area development agreement with Franchisor,
         (b) that does not possess financial condition, operating performance and experience characteristics equal to or better than the financial condition, operating performance and experience of Lessee as of the Effective Date, or (c) that does not provide guarantors of the Lease obligations with financial condition equal to or better than the financial condition of the original guarantors of the Lease as of the Effective Date shall be harmful and prejudicial to Lessor;

                  (vii) The rejection (or deemed rejection) of the Lease for any reason whatsoever shall constitute cause for immediate relief from the automatic stay provisions of the Code, and Lessee stipulates that such automatic stay shall be lifted immediately and possession of the





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




         Premises will be delivered to Lessor immediately without the necessity of any further action by Lessor.

         B. No provision of this Lease shall be deemed a waiver of Lessor's rights or remedies under the Code or applicable law to oppose any assumption and/or assignment of this Lease, to require timely performance of Lessee's obligations under this Lease or to regain possession of the Premises as a result of the failure of Lessee to comply with the terms and conditions of this Lease or the Code.

         C. Notwithstanding anything in this Lease to the contrary, all amounts payable by Lessee to or on behalf of Lessor under this Lease, whether or not expressly denominated as such, shall constitute "rent" for the purposes of the Code.

         D. For purposes of this Section addressing the rights and obligations of Lessor and Lessee in the event that an Action is commenced, the term "Lessee" shall include Lessee's successor in bankruptcy, whether a trustee, Lessee as debtor in possession or other responsible person.

         47. NO OFFER. No contractual or other rights shall exist between Lessor and Lessee with respect to the Premises until both have executed and delivered this Lease, notwithstanding that deposits may have been received by Lessor and notwithstanding that Lessor may have delivered to Lessee an unexecuted copy of this Lease. The submission of this Lease to Lessee shall be for examination purposes only, and does not and shall not constitute a reservation of or an option for Lessee to lease or otherwise create any interest on the part of Lessee in the Premises.

         48. OTHER DOCUMENTS. Each of the parties agrees to sign such other and further documents as may be necessary or appropriate to carry out the intentions expressed in this Lease.

         49. ATTORNEYS' FEES. In the event of any judicial or other adversarial proceeding between the parties concerning this Lease, to the extent permitted by law, the prevailing party shall be entitled to recover all of its reasonable attorneys' fees and other costs in addition to any other relief to which it may be entitled. In addition, Lessor shall, upon demand, be entitled to all attorneys' fees and all other costs incurred in the preparation and service of any notice or demand hereunder as a result of an Event of Default, whether or not a legal action is subsequently commenced.

         50. ENTIRE AGREEMENT. This Lease, and any other instruments or agreements referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements except as herein provided. Without limiting the foregoing, Lessee specifically acknowledges that neither Lessor nor any agent, officer, employee or representative of Lessor has made any representation or warranty regarding the projected level of Lessee's Gross Sales or the projected profitability of the business to be conducted on the Premises. Furthermore, Lessee acknowledges that Lessor did not prepare or assist in the preparation of any of the projected figures used by Lessee in analyzing the economic viability and feasibility of the business to be conducted by Lessee at the Premises.





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




         51. FORUM SELECTION; JURISDICTION; VENUE; CHOICE OF LAW. Lessee acknowledges that this Lease was substantially negotiated in the State of Arizona, the executed Lease was delivered in the State of Arizona, all payments under the Lease will be delivered in the State of Arizona and there are substantial contacts between the parties and the transactions contemplated herein and the State of Arizona. For purposes of any action or proceeding arising out of this Lease, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the State of Arizona. Lessee consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Arizona in accordance with applicable law. Furthermore, Lessee waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. The creation of this Lease and the rights and remedies of Lessor with respect to the Premises, as provided herein and by the laws of the state in which the Premises are located, shall be governed by and construed in accordance with the internal laws of the state in which the Premises are located without regard to principles of conflict of law. With respect to other provisions of this Lease, this Lease shall be governed by the internal laws of the State of Arizona. Nothing contained in this Section shall limit or restrict the right of Lessor to commence any proceeding in the federal or state courts located in the state in which the Premises are located to the extent Lessor deems such proceeding necessary or advisable to exercise remedies available under this Lease.

         52. COUNTERPARTS. This Lease may be executed in one or more counterparts, each of which shall be deemed an original.

         53. JOINT AND SEVERAL LIABILITY. If Lessee consists of more than one individual or entity, each such individual and/or entity shall be jointly and severally liable for all obligations of Lessee under this Lease.

         54. MEMORANDUM OF LEASE. Concurrently with the execution of this Lease, Lessor and Lessee are executing Lessor's standard form memorandum of lease in recordable form, indicating the names and addresses of Lessor and Lessee, a description of the Premises, the Lease Term and the terms of any options to extend the Lease Term, or purchase the Premises, but omitting rent and such other terms of this Lease as Lessor may not desire to disclose to the public. Further, upon Lessor's request, Lessee agrees to execute and acknowledge a termination of lease and/or quitclaim deed in recordable form to be held by Lessor until the expiration or sooner termination of the Lease Term.

         55. NO BROKERAGE. Lessor and Lessee represent and warrant to each other that they have had no conversation or negotiations with any broker concerning the leasing of the Premises. Each of Lessor and Lessee agrees to protect, indemnify, save and keep harmless the other against and from all liabilities, claims, losses, costs, damages and expenses, including attorneys' fees, arising out of, resulting from or in connection with its breach of the foregoing warranty and representation.

         56. WAIVER OF JURY TRIAL AND PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES. LESSOR AND LESSEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY





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




WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LESSOR AND LESSEE, LESSEE'S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, LESSEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM LESSOR WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY LESSEE AGAINST LESSOR OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY LESSEE OF ANY RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.






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




         IN WITNESS WHEREOF, Lessor and Lessee have signed and sealed this Memorandum as of the date first above written.


[SEAL]                                LESSEE:


                                      AMERIKING VIRGINIA
                                      CORPORATION I, a Delaware corporation
ATTEST:


By _____________________________      By _____________________________
Printed Name ___________________      Printed Name ___________________
Its ____________________________      Its ____________________________


Lessee's Tax Identification Number:

    54-1787064
- -------------------------------

[SEAL]                                LESSOR:

                                      FFCA ACQUISITION CORPORATION, a
                                      Delaware corporation
ATTEST:



By _____________________________      By _____________________________
Printed Name ___________________      Printed Name ___________________
Its ____________________________      Its ____________________________

STATE OF NEW YORK           ]
                            ] SS.
COUNTY OF NEW YORK  ]


         The foregoing instrument was acknowledged before me on
February         , 1996 by                               ,                  and
                       ,                     of AmeriKing Virginia
Corporation I, a Delaware corporation, on behalf of the corporation.


                                 ----------------------------------------
                                 Notary Public

My Commission Expires:


- ----------------------


STATE OF NEW YORK         ]
                          ] SS.
COUNTY OF NEW YORK   ]


         The foregoing instrument was acknowledged before me on
February      , 1996 by                   ,                               ,
and                           ,                       of FFCA Acquisition
Corporation, a Delaware corporation, on behalf of the corporation.


                                 -----------------------------------------
                                 Notary Public

My Commission Expires:


- ----------------------

                                   EXHIBIT A

                               LEGAL DESCRIPTION